Exhibit 99.1

Investor Contact

Doug Gathany
Vice President & Treasurer
Investor Relations
630.468.4715

SIRVA Notified of Noncompliance with NYSE Continued Listing Standards

CHICAGO, October 5, 2007 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that it had received notification from the New York Stock Exchange (“NYSE”) that the Company was not in compliance with two of the NYSE’s continued listing standards.

In the notification, received on October 1, 2007, the NYSE advised SIRVA that the Company’s average market capitalization, over a 30 day trading period, was less than the $75 million level required by the NYSE. Under NYSE rules, SIRVA has 45 days to respond to the NYSE’s non compliance notification by submitting a business plan demonstrating how the Company will regain compliance with this standard. If the NYSE accepts the plan, the Company will be placed under quarterly monitoring for compliance with the plan. If the NYSE does not accept the plan, the Company will be subject to suspension by the NYSE and delisting by the Securities and Exchange Commission.

The NYSE also advised SIRVA that the average closing price per share of the Company’s common stock, over a 30 day trading period, was less than the NYSE’s continued listing standard of $1 per share. Under NYSE rules, SIRVA has 10 business days to notify the NYSE of its intent to rectify this deficiency and six months to cure it or be subject to suspension and delisting procedures.

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The Company intends to notify the NYSE of its intent to adopt a business plan having the objective of curing the noncompliance with continued listing standards.

Beginning on October 8, 2007, shares of SIRVA common stock will be reflected on the NYSE’s consolidated tape under the symbol, “SIR.BC,” indicating that SIRVA is below the NYSE’s quantitative continued listing standards. The “.BC” indicator will be removed at such time as the Company is deemed compliant with the NYSE’s continued listing standards.

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well-established and diverse customer base around the world. The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services and home closing and settlement services. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees along with individual consumers. The Company operates in more than 40 countries with over 4,000 employees and an extensive network of agents and service providers. SIRVA’s well-recognized brands include Allied, Allied International, Allied Pickfords, Allied Special Products, DJK Residential, Global, northAmerican, northAmerican International, Pickfords, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be

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those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including, without limitation, those described under the caption “Item 1A. Risk Factors” and other risks described in the Company’s 2006 Annual Report on Form 10-K. The Company does not intend, and is under no obligation, to update any particular forward-looking statement included in this release.